Exhibit 99.(d)(3)

STRICTLY CONFIDENTIAL

03/01/2019

United Rentals, Inc.

100 First Stamford Place Suite 700

Stamford, CT 06902

Attention:	Jeff Fenton
Senior Vice President – Business Development

Dear Mr. Fenton:

Confidentiality of Evaluation Materials: In connection with your consideration of a possible transaction involving Project 49er (the "Company") you have requested non-public information ("information") concerning the Company. As a condition to your being furnished with such Information, you agree to treat any Information concerning the Company which is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter and regardless of the manner in which it is furnished. together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officer, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, financial advisors and any representatives of your advisors) (collectively, "Representatives") to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such Information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, (iii) was within your possession prior to its being furnished to you by or on behalf of the Company provided that to your knowledge, the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (iv) was independently developed by you or your Representatives without reference to the Evaluation Material. Any combination of Information shall not be deemed to be within the foregoing exceptions because individual features of the Information are in the public domain.

Restrictions on Disclosure and Use: You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating or implementing a possible transaction between the Company and you. and that such Evaluation Material will be kept confidential by you and your Representatives; provided, however, that (a) such Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been informed by you of the confidential and proprietary nature of the Evaluation Material, advised of this agreement and shall have an obligation to keep confidential the Evaluation Material), and (b) any disclosure of such Evaluation Material to a third party other than your Representative may be made to which the Company consents in writing prior to disclosure. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You further agree that the Evaluation Material that is in written form shall not be copied or reproduced at any time without the prior written consent of the Company, except for distribution to your Representatives in accordance with and subject to the provisions of this agreement.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (i) the existence of this agreement and that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The Company may not, and will direct its Representatives not to, disclose to any person that discussions or negotiations are taking place concerning a possible transaction between you and the Company unless required by law.

In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement (written if practical) so that the Company may, at its expense, seek an appropriate protective order or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, after consultation with the Company and after providing the Company with written opinion of legal counsel to that effect, legally compelled to disclose Evaluation Material, you may disclose only that portion of the Evaluation Material which you are legally compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

Non-Solicitation: You agree not to, and will cause your Representatives not to, initiate or maintain contact (except for those contacts made in the ordinary course of business) in connection with a potential transaction between you and the Company with any officer, director or employee of the Company or any other third party with whom the Company has a business relationship (including customers or suppliers) regarding the Company's business, operations, prospects or finances, except with the express written permission of the Company.

For a period of three (3) years from the date of this Agreement (the “Restricted Period”), both you and the Company agree not to, without the prior written consent of the other party, directly or indirectly through any of its subsidiaries or affiliates, solicit to employ or cause to be solicited for employment, any officer or management-level employee who was employed by the other party or any of its subsidiaries or affiliates at any time during the Restricted Period and who (or whose performance) became known to the other party as a result of the potential transaction; provided, however, that the foregoing provision will not prevent either party or its subsidiaries or affiliates from hiring any person (a) who contacts such party in response to a bona fide public advertisement/posting for employment placed by such party or its subsidiaries or affiliates and not specifically targeted at the other party's or its subsidiaries' or affiliates' employees, (b) who has been terminated by the other party or its subsidiaries or affiliates, (c) recruited through normal recruiting processes, or (d) who has not been employed by the other party or its subsidiaries or affiliates during the twelve (12) months preceding any such hiring action by such party or its subsidiaries or affiliates.

It is understood that Oppenheimer & Co. Inc., in its capacity as financial advisor to the Company, will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings. and (iv) discussions or questions regarding procedures, will be submitted or directed to Oppenheimer & Co. Inc.

Standstill: In consideration of your being furnished the Evaluation Materials and in view of the fact that the Evaluation Material consists and will consist of confidential, non-public and proprietary information. you agree that for a period of three (3) years from the date of this agreement, that, without the prior written consent of the Company, neither you nor any of your affiliates will, directly or indirectly, alone or in concert with others: (i) purchase, offer or agree to purchase, or announce an intention to purchase any securities or assets of the Company or any subsidiary or rights or options to acquire the same; (ii) make, or in any way participate in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) initiate or support any stockholder proposal with respect to the Company; (iv) make any statement or proposal to the board of directors of the Company, any of the Company's Representatives or any of the Company's stockholders regarding, or make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any business combination, merger, tender offer, restructuring, recapitalization, or acquisition of the Company's securities or assets, representation on the Company's board of directors, extraordinary transaction involving the Company or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof; (v) seek or propose to influence or control the Company's management, board of directors, policies or affairs; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with any of the foregoing, (viii) take any action that, in the sole judgment of the Company, may require the Company to make a public announcement concerning any of the foregoing, or (ix) encourage any of the foregoing. Notwithstanding the foregoing provisions of this paragraph, the restrictions of this paragraph shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company's equity securities or all or substantially all of the Company's assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).

No Warranty: You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or Oppenheimer & Co. Inc. You agree that none of the Company, Oppenheimer & Co. Inc. or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives by virtue of this agreement. Solely for the purposes of this paragraph, the term "information" is deemed to include all information furnished by Oppenheimer & Co. Inc. to your or your Representatives and in connection with the proposed transaction, regardless of whether such information is or continues to be subject to the confidentiality provisions hereof. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

Ownership and Return of the Evaluation Material: All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction that is the subject of this letter within a reasonable time or within five days after being so requested by the Company, and subject to (i) applicable law, rule and regulation and your and your Representatives' respective document retention policies and procedures and professional obligations and (ii) your and your Representatives' respective security, disaster recovery and/or internal procedures regarding retention of archival copies of the Confidential Information in archived computer system backup, you shall return or destroy all documents thereof furnished to you by the Company. Subject to (i) or (ii), you will also return to Company or destroy all written material. memoranda. notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting (in whole or in part) any Evaluation Material. Any destruction of materials shall be verified by you in writing by one of your duly authorized officers. Any Evaluation Material that is not returned or destroyed, including without limitation, any oral Evaluation Material. shall remain subject to the confidentiality obligations set forth in this agreement.

No Obligation: You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. For the purposes of this paragraph. the term "definitive agreement" does not include an executed letter of intent of any other preliminary written agreement. nor does it include any written or oral acceptance of an offer or bid by any party hereto. You further acknowledge and agree that the Company reserves the right. in its sole discretion. to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you. to terminate discussions and negotiations with you or your Representatives at any time and to conduct any process for a transaction involving the Company as it may determine.

Remedies: It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. in the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party or its Representatives have breached this agreement, then such party shall reimburse the other party for its reasonable out of pocket legal fees and expenses actually incurred in connection with such litigation. including any appeals therefrom.

No Waiver: You acknowledge and agree that no failure or delay by the Company or Oppenheimer & Co. inc. in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right. power or privilege hereunder.

Governing Law; Jurisdiction: This agreement shall be governed and construed in accordance with the laws of the State of Delaware. regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. You agree, on behalf of yourself and your Representatives, to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if and only if such state court lacks subject matter jurisdiction, the federal courts of the United States in each case located in the City of Wilmington. Delaware and the County of New Castle to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

Securities Law Compliance: Each party hereby acknowledge and agree that: (a) the Evaluation Material may contain or constitute material non-public information concerning the Company and its affiliates: and (b) trading in the Company's or your securities while in possession of material. nonpublic information or communicating that information to any other person who trades in such securities could subject a party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder. including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Each party hereby agrees that it and its controlled affiliates will not trade in the other party's securities while in possession of material, nonpublic information or at all until such party and its controlled affiliates can do so in compliance with all applicable laws and without breach of this agreement.

No Waiver of Privilege: To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to you or any of your Representatives.

Terms of this agreement control: The terms of this agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database, or similar repository of Evaluation Material to which you or any of your Representatives is granted access in connection with the evaluation, negotiation, or consummation of a transaction with the Company and/or its stockholders, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature. "clicking" on an "I Agree" icon, or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to Evaluation Material are exclusively governed by this agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

Severability: If any provision of this agreement, or the application thereof shall he held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this agreement and such provision as applied to other persons, places. or circumstances shall remain in full force and effect.

Notices: All notices, requests. consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile, email, or other electronic delivery (with oral or written confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set out in this agreement.

Assignment: Neither this agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Company or• all or substantially all of the assets of the Company shall be entitled to the benefits of this agreement, whether or not this agreement is assigned to such purchaser.

Entire Agreement: This agreement sets forth the entire understanding and agreement of the parties hereto and supersedes all previous communications, negotiations and agreements, whether oral or written, with respect to the subject matter hereof and may be modified or waived only by a separate letter executed by the Company and you expressly so modifying or waiving such agreement.

Term: This agreement shall terminate and he of no further force and effect three (3) years from the date hereof.

This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

OPPENHEIMER & CO. INC.

On behalf of
Project 49er

By:	/s/ Matthew Hudson
Matthew Hudson
Managing Director

Accepted and agreed as of the date first written above:

United Rentals. Inc.

By:	/s/ Jeff Fenton
Jeff Fenton
Senior Vice President -- Business Development